UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): August 18, 2016 (August 15, 2016)

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 15, 2016, Comstock Investors X, L.C. (“Investors X”), a subsidiary of Comstock Holding Companies, Inc. (the “Company”), entered into a subscription agreement (“Subscription Agreement”) with an accredited investor (“Purchaser”). Pursuant to the Subscription Agreement, the Purchaser purchased membership interests (the “Interests”) in Investors X at the initial closing for Two Million Five Hundred Thousand Dollars ($2,500,000), which is part of an aggregate capital raise of up to Fourteen Million Five Hundred Thousand Dollars ($14,500,000) (the “Private Placement”) that may be drawn as needed at the request of the Company. The Purchaser is an entity wholly owned by Christopher Clemente, the chief executive officer of the Company. The investment is governed by an operating agreement of Investors X entered into by the Company and the Purchaser (the “Operating Agreement”). The Operating Agreement contains terms and provisions governing Investors X, including distributions, representations and covenants of the Purchaser and the Company, and limitations on liability. In addition, the Operating Agreement provides that the Purchaser is entitled to a cumulative, compounded, preferred return of six percent (6%) per annum on its Interests, compounded annually on its capital account balances.

The proceeds from the Private Placement provide capital primarily for the planned construction of the Company’s Totten Mews project, consisting of forty single family attached homes in Washington, D.C., and its Towns at 1333 project, consisting of eighteen single family attached homes in the City of Alexandria, Virginia (individually or collectively, a “Project”). Proceeds of the Private Placement are to be utilized (i) to provide capital needed to complete the Projects, (ii) to reimburse the Company for prior expenditures incurred on behalf of the Projects, and (iii) for general corporate purposes of the Company.

As part of the Private Placement, the Company issued a warrant (“Warrant”) to the Purchaser to purchase shares of the Company’s Class A Common Stock (“Class A Common Stock”). The Warrant represents the right to purchase an aggregate amount of up to 150,000 shares of Class A Common Stock. The Warrant has an initial exercise price (subject to certain restrictions as indicated on the Warrant) equal to the average of the closing price of the Class A Common Stock over the 20 trading days preceding the issuance of the Warrant. The exercise price and number of shares of Class A Common Stock issuable upon the exercise of the Warrant will be subject to adjustment as a result of certain events as described in the Warrant. The Warrant contains a cashless exercise provision. In the event the Purchaser exercises the Warrant on a cashless basis, the Company will not receive any proceeds from such exercise. The Warrant may be exercised at any time in whole or in part prior to August 15, 2026.

The Subscription Agreement contains certain customary representations, warranties and covenants of the Purchaser and Investors X, including representations to support the Company’s and Investor X’s reasonable belief that, among other things, the Purchaser had access to information concerning the Company’s and Investors X’s operations and financial condition, the Purchaser acquired the securities for its own account and not with a view to the distribution thereof, and the Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and certain risk factors related to the Private Placement, the Company and Investors X.

The foregoing description of the material terms of the Subscription Agreement, the Interests, the Operating Agreement and the Warrant is qualified in its entirety by reference to the full text of the form of Subscription Agreement, the Operating Agreement and the form of Warrant, which will be filed as exhibits to the Company’s Form 10-Q for the quarter ending September 30, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

Item 3.02	Unregistered Sale of Equity Securities.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 3.02. The Interests and the Warrant were offered and sold to the Purchaser in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act, and Rule 506(c) promulgated thereunder, and the certificates representing the securities shall bear legends to that effect. The Purchaser represented itself as an accredited investor (as defined by Rule 501 under the Securities Act), and Investors X and the Company took reasonable steps to verify such status. The Interests, the Warrant and the shares of Class A Common Stock issuable upon the exercise of the Warrant have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2016

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer